UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 5, 2014

Target Corporation

(Exact name of registrant as specified in its charter)

Minnesota	1-6049	41-0215170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Nicollet Mall, Minneapolis, Minnesota 55403

(Address of principal executive offices, including zip code)

(612) 304-6073

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2014, Target Corporation’s Board of Directors announced that, after extensive discussions, the Board and Gregg W. Steinhafel have decided that a leadership change is in Target’s best interests.  Accordingly, Mr. Steinhafel has stepped down as President and Chief Executive Officer, and he has resigned as a Director, effective immediately.  The Board has appointed John J. Mulligan, Target’s Chief Financial Officer, to serve in the additional capacities of Interim President and Chief Executive Officer and has elected Roxanne S. Austin to serve as Interim Chair of the Board, each effective immediately.  Mr. Steinhafel has agreed to remain employed by Target in an advisory capacity to assist with the transition.

In connection with Mr. Steinhafel’s departure from Target, he is entitled to severance payments under Target’s Income Continuance Plan.  As a condition to severance payment eligibility, Mr. Steinhafel will be required to sign an agreement that includes a non-solicitation clause and a release of claims, and provides that severance payments may be recovered and any outstanding equity awards held by him may be terminated if he becomes employed by specified competitors.  The Board of Directors has not made a final determination on other compensation-related aspects of Mr. Steinhafel’s departure, if any, and Target will file an amendment to this Form 8-K to describe any additional compensation elements related to his transition.

Item 9.01.             Financial Statements and Exhibits.

(d)                                 Exhibits.

(99)                          Statement Issued by Target Corporation’s Board of Directors.

The information furnished in this Item 9.01 shall not be deemed “filed” for any purpose, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation provisions in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGET CORPORATION

Date: May 5, 2014	/s/ Timothy R. Baer
Timothy R. Baer
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description	Method of Filing

(99)	Statement Issued by Target Corporation’s Board of Directors.	Furnished Electronically